UNITED STATES

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ALLEGHANY CORPORATION

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ALLEGHANY CORPORATION

7 Times Square Tower

New York, New York 10036

Supplemental Information Regarding Proposal No. 3

Advisory Vote on Executive Compensation

Commencing April 15, 2014, Alleghany Corporation (“Alleghany,” “we,” “our,” or “us”) provided the following communication to stockholders:

To Fellow Stockholders of Alleghany Corporation:

By now you should have received our Proxy Statement and Notice of Annual Meeting of Stockholders (“Proxy Statement”) with respect to Alleghany’s Annual Meeting of Stockholders on April 25, 2014 (the “2014 Annual Meeting”). You can also view our Proxy Statement on our website at www.alleghany.com. At the 2014 Annual Meeting, stockholders will cast votes with respect to, among other matters, an advisory, non-binding vote on the compensation of our named executive officers (“Say on Pay – Proposal 3”). Although we are writing to ask for your support at the 2014 Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals, we request in particular your support on Say on Pay – Proposal 3. In prior years, our stockholders have shown strong support for our annual “say on pay” proposals, with approval rates of over 96% in 2013 and 2012.

We have now received reports on our Proxy Statement from ISS Proxy Advisory Services (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”). In its report, ISS recommended that our stockholders vote “AGAINST” our Say on Pay – Proposal 3. Glass Lewis on the other hand, has recommended that our stockholders vote “FOR” our Say on Pay – Proposal 3. We are surprised and disappointed that ISS is recommending a vote against our Say on Pay – Proposal 3, and we believe that our financial performance and executive compensation program are strong. We request that you consider the information in our Proxy Statement and the information presented below for more information regarding the reasons our Board is recommending a vote “FOR” Say on Pay – Proposal 3.

EXECUTIVE SUMMARY

•	Our executive compensation program is intended to support our strategic objective of increasing common stockholders’ equity per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. Our executive compensation program appropriately links pay with performance and is also designed to align the interests of our named executive officers (“NEOs”) with the interests of our stockholders.

•	Alleghany’s performance over the past decade has been strong and consistent, significantly out-pacing the market as a whole.

•	ISS’s Relative Degree of Alignment Test (“RDA Test”), which is a component of the ISS quantitative pay-for-performance analysis, is an arbitrary way to measure performance, and is of limited value in assessing a compensation program designed to incent the increase in the long-term value of an enterprise.

•	The structure of the annual incentive opportunity under our 2010 Management Incentive Plan (the “MIP”) is designed to provide competitive short-term performance incentives to our NEOs within a framework that recognizes the subjective nature of evaluating annual financial performance, strategic progress and individual contributions in a long-term, results-oriented company like Alleghany. The MIP is also designed to eliminate the potential for leveraged, out-sized awards based on short-term factors.

•	ISS’s qualitative analysis of our executive compensation program misunderstands and misrepresents how catastrophe losses are treated in the MIP.

•	We confirm that the four-year average of catastrophe losses at RSUI Group, Inc. (“RSUI”) and Transatlantic Holdings, Inc. (“TransRe”) was deducted from our pre-tax earnings in calculating the funding for the 2013 annual incentive pool under the MIP and was not, as mistakenly reported by ISS in its original report, excluded from such calculation.

•	Further, ISS’s “correction” of its prior factual error continues to give the misleading impression that actual catastrophe losses at RSUI and TransRe do not have any impact on funding calculations for annual incentive pools under the MIP. In order to avoid any confusion on this point, we explain that actual catastrophe losses — whether in excess of, or less than, average catastrophe losses in a particular year — do in fact fully impact funding calculations for annual incentive pools during the four-year averaging period in which they are included.

•	The maximum award amount payable to our CEO, Weston Hicks, under the MIP in 2013 was $2.0 million, the aggregate maximum award amount payable to our five most senior NEOs as a group (Weston Hicks, Joseph Brandon, Christopher Dalrymple, Roger Gorham and John Sennott) was $4.5 million, and such maximum award amounts were further limited by the MIP funding pool of 3% of pre-tax earnings.

•	All of our CEO’s long-term compensation awards under our 2012 Long-Term Incentive Plan (the “LTIP”) are directly and solely tied to our financial performance through the award of performance shares, and we are pleased that ISS noted that the financial goal for such performance shares reflects an increase in plan rigor and is set at a level which is reasonably challenging to achieve at this time.

•	In addition to taking the actions discussed above, in 2013 we froze our Retirement Plan and eliminated our Post-Retirement Medical Plan, plans which provided for significant benefit obligations and which lacked a pay-for-performance element.

•	Cumulatively, all of the changes we have made to our executive compensation program in recent years have better aligned our CEO and other NEO compensation with our financial performance, strategic objectives and the economic interests of our stockholders. In addition, the changes we have made are consistent with good corporate governance.

We disagree with ISS’s recommendation to vote against Say on Pay – Proposal 3 and strongly encourage you to vote “FOR” such proposal.

Compensation Philosophy and Objectives

The intent of our executive compensation program is to provide competitive total compensation to our NEOs in a manner that links pay with performance and aligns our NEOs’ interests with the interests of our stockholders in creating and preserving stockholder value. The foundation of our executive compensation program rests on the following principles that we believe align our program with the interests of our stockholders:

•	A significant portion of our NEO direct compensation (salary, annual incentive compensation, long-term incentive compensation and savings benefit) is tied to our financial performance. In 2013, 80% of our CEO’s direct compensation, and at least 50% of the direct compensation for each of our other NEOs, other than Mr. Gorham, Senior Vice President–Head of Fixed Income (at approximately 40%), was based on our financial performance.

•	All of our CEO’s long-term incentive compensation is directly tied to our financial performance and subject to forfeiture if threshold performance is not achieved.

•	We do not grant stock options.

•	Individual awards under our short- and long-term incentive plans are “capped” at reasonable amounts and performance goals are set at realistic levels to eliminate the potential for unintended windfalls and to avoid encouraging the use of excessive financial leverage and the taking of imprudent risks.

•	Performance share and restricted stock awards under the LTIP do not provide for accelerated vesting in the event of a termination of employment by Alleghany, other than in the event of a termination without cause, with respect to performance shares, on a pro-rated basis for time employed during the performance period based on performance during such period.

•	We require our officers to own a substantial amount of our common stock, including five times base salary for Mr. Hicks, to ensure that they maintain a significant stake in our long-term success. In addition, our NEOs have significant exposure to Alleghany through unvested performance shares and, for some of our NEOs, shares of restricted stock and restricted stock units, the value of which depends upon the market price of our common stock.

•	We have in place a compensation clawback policy applicable to our NEOs to further discourage imprudent risk taking.

•	We have in place a policy applicable to our NEOs that prohibits them from hedging or pledging Alleghany securities they hold.

•	Awards under the MIP and LTIP do not provide for accelerated vesting or payment upon a change in control. We do not have change in control severance agreements with our NEOs, nor do we have agreements with them that provide for excise tax gross-ups.

•	Our general practice is to not provide perquisites or other personal benefits to our NEOs. In 2013, no NEO received more than $10,000 in perquisites or other personal benefits.

Alleghany Long-Term Performance

As discussed in our Proxy Statement, Alleghany has a track record of comparatively steady returns leading to outperformance over time. The chart below summarizes our performance over the ten-year period from December 31, 2003 to December 31, 2013, with all values indexed to December 31, 2003. During the ten-year period, our common stockholders’ equity per share increased 132% (compound annual rate of 8.5%), compared with the S&P 500 return of 104% and Alleghany’s peer set as measured by the S&P 500 P&C Index return of 77%. During the same period, Alleghany’s share price (adjusted for stock dividends) appreciated 111%.

Source: Bloomberg. Graph and metrics depict total shareholder returns (stock price appreciation adjusted for dividends)

As indicated above and on pages 35 and 36 of our Proxy Statement, our growth in common stockholders’ equity per share has been relatively consistent. The trading price of our common stock has been more volatile, reflecting the volatility of the stock market in general. In our view, the relatively steady increase in growth in common stockholders’ equity per share, as compared with the more volatile trading price of our common stock, supports our determination to focus our executive compensation program on building stockholders’ equity per share over time.

In terms of Alleghany’s overall performance over the past decade, the data presented in the chart above indicates that our growth in common stockholders’ equity per share, as well as our stock price, each has exceeded the S&P 500 return and the S&P 500 P&C Index over the past ten years. Our failure to match the S&P 500 for the five-year period ended December 31, 2013 primarily results from the very depressed valuation of the S&P 500 at the end of 2008, following the 37% decline in the S&P 500 during 2008 (as compared with a 5% decline in Alleghany common stockholders’ equity per share during 2008), as well as the liquidity-fueled expansion of the stock market in 2013, particularly during the fourth quarter of 2013.

ISS RDA Test

The ISS quantitative evaluation of our executive compensation program reported a “high concern” at December 31, 2013 regarding whether a disconnect exists between Mr. Hicks’s pay and Total Shareholder Return (“TSR”) due to Alleghany’s RDA Test score of (58) being classified as a “significant outlier.” The ISS recommendation to vote against Say on Pay – Proposal 3 comes despite projected “low concern” for our results under ISS’s other quantitative tests, the “Multiple of Median” analysis (comparing the multiple of our CEO’s total pay relative to the peer group median) and the “Absolute Alignment” analysis (a determination of the difference between the trend in annual changes in our CEO’s proxy reported total pay and the trend in our annualized TSR over the prior five fiscal years). As noted by Glass Lewis in its report dated March 30, 2014, under Glass Lewis’s pay-for-performance model, Alleghany has “adequately aligned executive pay and corporate performance.” On an overall basis, Mr. Hicks’s total compensation was basically flat in 2013 from 2012 and 2011, years in which ISS recommended a vote in favor of our say on pay proposal. We are surprised that in such circumstance CEO compensation can result in a “high concern” when from a financial perspective Alleghany’s common stockholders’ equity grew by $500 million to $6.9 billion at year-end 2013 from $6.4 billion at year-end 2012 and common stockholders’ equity per share increased by 8.9%.

We believe that the ISS RDA Test is of limited value in evaluating our executive compensation program. The ISS RDA Test is weighted to a change in TSR over an arbitrary three-year period and misaligned with our objective of achieving long-term growth in common stockholders’ equity per share. As Alleghany is a lower volatility stock than many of its peer companies, Alleghany’s price-to-book valuation fluctuation from “peak to trough” is generally much less than that of peer companies. Over the long term this equalizes, but in any given one- to three-year measurement period, peer group companies may have more significant change in their price-to-book valuation (i.e., greater multiple expansion or contraction) than Alleghany.

In addition, the ISS RDA Test may be distorted due to the arbitrary time period selected for the calculation as there can be short-term stock price volatility on the particular dates selected. For example, in 2012, as well as for the quarter ended September 30, 2013, the RDA Test results in Alleghany’s RDA falling within ISS’s “alignment band” as depicted below for 2012 and the period ended September 30, 2013. At a minimum, we are perplexed by how one quarter’s relative share price performance in the absence of any fundamental negative change at a company can all of a sudden create a “high concern” about our long-standing executive compensation practices, which stockholders previously approved by overwhelming margins.

ISS Relative Alignment Method
2012 RDA Results	September 30, 2013 RDA Results

Notes: Performance and relative pay rankings shown per ISS publication and analysis. Third quarter 2013 based on ISS published methodology and peer group and in line with ISS projection for the same quarter. ISS methodology and utilizing the ISS defined peer group. Peer company results depicted by diamonds shown and Alleghany by the red triangle. “Aligned” results are those within the shaded grey area. Relative performance rank calculated using percentiles based on a geometric mean of 1 year TSR results for each of the periods or in the case of the period from December 31, 2012 to September 30, 2013 for the 9-month period. Relative pay rank uses percentiles based on ISS pay information for 2011-2012 and for 2013 uses the total compensation figure for the relevant CEO as published in the respective proxies. Source: Bloomberg, ISS, Proxy filings

ISS Qualitative Review Factors

Our executive compensation program is intended to support our strategic objective of increasing common stockholders’ equity per share at rates of 7-10% over the long term without employing excessive amounts of financial leverage and without taking imprudent risks. This approach enables us to manage risk to avoid loss of capital during periods of economic turmoil, which we believe creates maximum value for stockholders in the long term even if it results in lower levels of capital appreciation during periods when economic conditions are more favorable.

We believe the structure of NEO annual incentive opportunities under the MIP supports these objectives and recognizes the subjective nature of evaluating annual financial performance, strategic progress and individual contributions in a long-term, results-oriented company like Alleghany. The modifications to the annual incentive program under the MIP that were approved by the Compensation Committee of our Board (the “Compensation Committee”) in 2012 and implemented for the 2013 performance period were designed to limit the possibility of windfalls based on short-term results while providing our executives with a meaningful short-term performance incentive.

Elimination of Upside Leverage in MIP. As discussed on pages 37 and 38 of our Proxy Statement, the target and maximum incentive opportunity approach under the MIP was eliminated in 2013 for all participants in favor of a single incentive opportunity target. This change was made by the Compensation Committee in consultation with its independent compensation consultant, F.W. Cook & Co., Inc. Consistent with Alleghany’s focus on the achievement of long-term performance, the change eliminated the upside leverage potential under the MIP based on a single year’s results, which is a design feature that might encourage imprudent risk taking especially in short-term incentive programs. Because the design change was not intended to reduce the overall incentive opportunity of Mr. Hicks or the other participants in the MIP, 2013 incentive target opportunities were set at levels that approximated the maximum incentive amounts before the design change, while preserving the Compensation Committee’s ability to decrease an award based on overall corporate performance, the executive’s individual performance and any other performance criteria the Compensation Committee considered relevant, but not permitting the Compensation Committee to increase the award. The incentive determinations under the revised MIP design are subject to two meaningful limitations: (1) the first is the amount equal to the individual incentive target (which results in a $2.0 million maximum award amount for Mr. Hicks, and an aggregate maximum award amount of $4.5 million for our five most senior NEOs as a group, for 2013) and (2) the second is the 3% pre-tax earnings funding pool, which results in a pro-rata reduction of each participating NEOs individual award amount to the extent the amount of the funding pool is less than the aggregate maximum award amount for participating NEOs.

The design change to the MIP did not change in any meaningful manner the annual incentive program from that in effect at Alleghany in prior years and for which we received overwhelming support by our stockholders of our annual say on pay proposal. The aggregate maximum dollar amount payable to our five most senior NEOs in 2013 under the MIP was approximately $4.5 million (which was additionally limited by the funding pool of 3% of pre-tax earnings) and the maximum dollar amount payable to our five participating NEOs in 2012 under the MIP was approximately $4.3 million (which was additionally limited by the funding pool of 4% of pre-tax earnings).

Based on the Board’s and Compensation Committee’s review of corporate performance and Mr. Hicks’s individual performance during 2013, the Compensation Committee determined that Mr. Hicks should receive the maximum award amount of $2.0 million. From an operational standpoint, in 2013, Mr. Hicks oversaw strategic initiatives at TransRe, the restructuring of the operations of Capitol Transamerica Corporation, strategic support for Pacific Compensation Corporation, completion of a significant, strategic investment in an alternative asset manager, the sale of Homesite Group Incorporated, and oversight of our $2.2 billion equity portfolio and $14.8 billion fixed income portfolio. Mr. Hicks also recruited a new chief financial officer and reorganized our public and private equity investment operations. Mr. Hicks’s MIP award opportunity of $2.0 million for 2013 was only $675,000 more than his target MIP award opportunity of $1.375 million for 2012, and his actual MIP payout for 2013 of $2.0 million was in fact $62,500 less than his actual MIP payout for 2012, a year in which Alleghany received a “low concern” score on the ISS pay-for-performance quantitative screen and stockholder support of our annual say on pay proposal was at the 99% level. Mr. Hicks’s 2013 incentive award of $2.0 million should be understood as an annual incentive payout in a year in which, from a financial perspective, common stockholders’ equity grew by $500 million to $6.9 billion at year-end 2013 from $6.4 billion at year-end 2012 and common stockholders’ equity per share increased by 8.9%. We believe an annual incentive payout of $2.0 million to Mr. Hicks and the payouts to our other NEOs were well-earned and that the design of our compensation plans and the awards determined thereunder for 2013 continue to support our pay-for-performance philosophy and are aligned with the interests of our stockholders.

Treatment of Catastrophe Losses under the MIP. ISS’s original report contained a material factual error in stating that average catastrophe losses at RSUI and TransRe were excluded from the funding calculation for the 2013 annual incentive pool under the MIP. As stated in our Proxy Statement, such average losses were deducted from 2013 pre-tax earnings in place of actual 2013 catastrophe losses at RSUI and TransRe. In this regard, we note that aggregate actual catastrophe losses at RSUI and TransRe in 2013 were only approximately $78 million compared with the four-year average of $400 million. This difference means that an additional $322 million of catastrophe losses were deducted from our pre-tax earnings in determining the 2013 funding for the annual incentive pool under the MIP than would have been deducted from our pre-tax earnings using actual 2013 catastrophe losses.

Further, ISS’s “correction” of its prior error still gives the misleading impression that if actual catastrophe losses at RSUI and TransRe exceed the four-year average, such losses have no effect on annual incentive pool funding. This is not accurate. Instead, actual catastrophe losses, whether in excess of, or less than, average catastrophe losses in a particular year, impact funding calculations for annual incentive pools during the four-year averaging period in which they are included. A year in which we experience significant catastrophe losses will impact MIP annual incentive pool funding for the subsequent four years, holding management fully accountable for such catastrophe losses.

LTIP. As recognized by ISS, the design of our LTIP, including the modifications in 2013 to increase the target compound annual growth in common stockholders’ equity per share goal and the threshold level for the 2013-2016 performance period, is rigorous, and did not raise a concern despite the increase in Mr. Hicks’s target award opportunity.

An Engaged and Thoughtful Compensation Process

We strive to maintain an effective executive compensation program that is aligned with the interests of our stockholders and consistent with our financial performance, strategic objectives and overall good corporate governance. We firmly believe our practices are in alignment with these goals. At the same time, we are continually looking for ways to improve our executive compensation program.

One year ago, ISS recommended a vote “FOR” our say on pay proposal regarding our 2012 NEO compensation included in our 2013 Proxy Statement citing “A vote FOR this proposal is warranted, as no significant concerns were found in reviewing the company’s executive compensation practices at this time.” We believe the main components of our executive compensation program are fundamentally the same; but with certain changes made in 2013 that we believe further improved the alignment of our compensation with long-term value creation. In this regard, our Compensation Committee and Board made the following changes in 2013:

1.	Revised the MIP to remove upside leverage and revise the funding formula to use a four-year, rather than three-year average for catastrophe losses at each of TransRe and RSUI.

2.	Under the LTIP:

•	increased the book value per share growth target for performance shares for the 2013-2016 award period to 7% from 6%;

•	increased the threshold percentage below which no payout will be made to 5% from 3.5%;

•	eliminated the adjustment for performance relative to the S&P 500 Index; and

•	increased the percentage opportunity for Mr. Hicks to 300% of salary from 200% of salary.

3.	Froze our Retirement Plan and closed it to new participants due to the significant projected benefit obligations for our NEOs, its lack of a pay-for-performance element, and current marketplace trends indicating a reduction in the prevalence of these types of plans.

4.	Eliminated our Retirement Medical Plan due to the costs of maintaining the plan, the lack of a pay-for-performance element, and the rarity of these types of plans in the current marketplace.

FOR THE FOREGOING REASONS, WE BELIEVE THAT THE NEGATIVE VOTE RECOMMENDATION FROM ISS WITH RESPECT TO ALLEGHANY’S ADVISORY VOTE ON EXECUTIVE COMPENSATION IS UNWARRANTED. ACCORDINGLY, OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF SAY ON PAY – PROPOSAL 3.

*****

We urge our stockholders to review our Proxy Statement, including the Compensation Discussion and Analysis, and form their own opinions as to how Mr. Hicks’s compensation should be considered when evaluating whether our compensation programs pay-for-performance. If you have any questions, comments or would like additional information, please contact Christopher Dalrymple, our General Counsel, at (212) 752-1356.

Sincerely,

The Board of Directors of Alleghany Corporation